Exhibit 5.1

September 26, 2013	Philip T. Colton Direct Dial: (612) 604-6729 Direct Fax: (612) 604-6929 pcolton@winthrop.com

Speed Commerce, Inc.

1303 E. Arapaho Road, Suite 200

Richardson, Texas 75081

Re:     Registration Statements on Form S-3 and Related Prospectus

Ladies and Gentlemen:

We have acted as counsel for Speed Commerce, Inc., a Minnesota corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (File No. 333-184540), as amended, (the “Original Registration Statement”), the prospectus dated February 5, 2013 (“Base Prospectus”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $20.0 million worth of shares of the Company’s common stock, no par value per share (the “Original Shares”), and the prospectus supplement dated September 26, 2013, including any preliminary prospectus supplement (“Prospectus Supplement”). The Base Prospectus and Prospectus Supplement are collectively referred to herein as the “Prospectus.” We have also acted as counsel in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) and the Prospectus relating to the registration of an additional $4.0 million worth of shares of the Company’s common stock, no par value per share (the “Additional Shares”) (collectively the Original Shares and the Additional Shares are referred to as the “Shares”), all of which Shares will be sold by the Company.

In connection with this opinion, we have examined and relied upon the Registration Statements and related Prospectus included therein filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended; the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as currently in effect; certain resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board; and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Speed Commerce, Inc.

September 26, 2013

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statements and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statements.

Very truly yours,

Winthrop & Weinstine, P.A.

/s/ Winthrop & Weinstine, P.A.